Exhibit 10.9

Summary of Non-Employee Director Compensation Arrangements

                Each director of IAC who is not an employee of IAC or any of its businesses receives an annual retainer of $30,000.  The chairpersons of the Audit and Compensation/Benefits Committees and every member of the Audit Committee (including the Chairperson) each receive an additional annual retainer of $10,000 and every member of the Compensation/Benefits Committee (including the Chairperson) receives an additional annual retainer of $5,000.

                IAC also pays each of these directors $1,000 for each IAC Board and Board Committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings.  In addition, directors who are not employees of IAC or any of its businesses receive a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon their initial election to office and annually thereafter on the date of IAC’s annual meeting of stockholders at which the director is re-elected.  These restricted stock units vest in three equal annual installments commencing on the first anniversary of the grant date.

                Under IAC’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer and meeting fees.  Eligible directors who defer their directors’ fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC Common Stock that could have been purchased on the relevant date, or credited to a cash fund.  If any dividends are paid on IAC Common Stock, dividend equivalents will be credited on the share units.  The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank.

                Upon termination, a director will receive (1) with respect to share units, such number of shares of IAC Common Stock as the share units represent and (2) with respect to the cash fund, a cash payment.  Payments upon termination will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.